EXHIBIT 107

CALCULATION OF REGISTRATION FEE

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered	Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share (1)	457	(c)	166,666,667	0.09	(2)	$15,000,000	0.00011020	$1,653.00
		Total Offering Amounts						$15,000,000		$1,653.00
		Total Fees Previously Paid
		Total Fee Offsets
		New Fees Due								$1,653.00

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered hereby an additional indeterminate number of shares of the Registrant’s Common Stock, $0.0001 par value (the “Common Stock”) as may become issuable to the selling stockholders as a result of stock splits, stock dividends and similar transactions, and, in any such event, the number of shares registered hereby shall be automatically increased to cover the additional shares.

(2)	Estimated in accordance with Rule 457(c) under the Securities Act solely for the purpose of calculating the registration fee.